Exhibit No. EX-99.a.13

DFA INVESTMENT DIMENSIONS GROUP INC.

ARTICLES OF AMENDMENT

DFA INVESTMENT DIMENSIONS GROUP INC., a Maryland corporation, having its principal office in Baltimore, Maryland (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of the State of Maryland that:

FIRST: The Corporation is registered as an open-end management investment company under the Investment Company Act of 1940, as amended.

SECOND: The charter of the Corporation, as restated (the “Charter”), is further amended by changing the name of the “U.S. Small XM Value Portfolio Shares” class of common stock of the Corporation to the “U.S. Targeted Value Portfolio Shares” class of common stock.

THIRD: The foregoing amendment to the Charter as set forth above has been duly approved by a majority of the entire Board of Directors of the Corporation as required by law and is limited to a change expressly permitted by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FOURTH: The amendment to the Charter as set forth above does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the shares of the class of common stock of the Corporation that are the subject of the amendment.

FIFTH: These Articles of Amendment shall become effective on the 12th day of December, 2006.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf on this 11th day of December, 2006 by its Vice President, who acknowledges that these Articles of Amendment are the act of the Corporation and that to the best of her knowledge, information and belief and under penalties of perjury, all matters and facts contained herein are true in all material respects.

DFA INVESTMENT DIMENSIONS GROUP INC.

By:	/s/ Catherine L. Newell
Catherine L. Newell
Vice President

ATTEST:	/s/ Valerie A. Brown
Valerie A. Brown
Assistant Secretary